[logo]                                                          N E W S
THOMAS                                                             R E L E A S E
  INDUSTRIES INC.

  EXECUTIVE OFFICE
  4360 Brownsboro Road, Suite 300
  Louisville, Kentucky  40207-1603
  502/893-4600 o Fax: 502/895-6618



         Louisville, Ky., January 10, 2005 - Thomas Industries Inc. (NYSE: TII) today announced that is has finalized the acquisition of certain assets of the side channel blower business of Ruey Chaang Electric Co., Ltd. of Taipei, Taiwan. The side channel blower business had sales of approximately nine million dollars in 2004 and has 34 employees.

       "This acquisition provides us with capabilities to produce a high quality, low cost side channel blower," said Timothy C. Brown, Chairman, President and Chief Executive Officer of Thomas Industries Inc. "This will enhance our Asian presence and provide further opportunities for growth through our global distribution network," he added.

       As previously announced, Ruey Chaang's side channel blower business will be merged into the Company's Rietschle Thomas Taiwan operation.

       Thomas Industries Inc., headquartered in Louisville, Kentucky, designs, manufactures and markets Rietschle Thomas brand pumps and compressors for use in global OEM applications, supported by worldwide sales and service for key customer applications and end-user markets. High quality automotive component castings are also a key offering. Other products include Welch laboratory equipment and Oberdorfer bronze and high alloy liquid pumps. Thomas has wholly-owned operations in 21 countries, spanning five continents.

                                      # # #

The statements in this press release with respect to future results and future expectations may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of Thomas Industries to meet business sales goals, effectiveness of operating initiatives, currency exchange and interest rates, adverse outcome of pending or potential litigation, fluctuations in commodity prices, the timing and the magnitude of capital expenditures, a slowing of the overall economy including interruptions to commerce resulting from wars or terrorist attacks, as well as other risks discussed in Thomas' filing with the Securities and Exchange Commission, including its Annual Report and 10-K for the year ended December 31, 2003. Thomas Industries makes no commitment to disclose any revisions to forward- looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.